SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 6, 2006

CCH II, LLC
CCH II Capital Corp.
(Exact name of registrants as specified in their charter)

Delaware
Delaware
(State or Other Jurisdiction of Incorporation or Organization)

333-111423	03-0511293
333-111423-01	13-4257703
(Commission File Number)	(I.R.S. Employer Identification Number)

12405 Powerscourt Drive
St. Louis, Missouri   63131
(Address of principal executive offices including zip code)

(314) 965-0555
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01 REGULATION FD DISCLOSURE.

The following information is being provided solely to comply with Regulation FD because Charter Communications, Inc. (“Charter”), the indirect parent company and manager of CCH II, LLC and CCH II Capital Corp., through its subsidiary Charter Communications Operating, LLC, expects to be providing this information to certain potential investors as part of a refinancing of its credit facility in the near future.

Because the first quarter has only recently ended, the information that follows is, by necessity, preliminary in nature and based only upon preliminary information available to Charter as of the date of this report. Investors should exercise caution in relying on the information contained herein and should not draw any inferences from this information regarding financial or operating data that is not discussed herein.

In the first quarter of 2006, Charter continued its targeted marketing efforts and related expenditures that began in the third quarter of 2005. The long-term objective of these efforts is to increase its revenues through deeper market penetration of all of its services. We believe these efforts have been effective as reflected in the following customer results. In addition, in January 2006, we completed the acquisition of certain cable systems in Minnesota from Seren Innovations, Inc. (“Seren”).

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first quarter 2006 net gains of analog video customers are approximately 29,400 (including approximately 17,500 customers acquired in the Seren acquisition) compared to a net loss of approximately 6,700 in the first quarter of 2005;

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first quarter 2006 net gains of digital video customers are approximately 70,100 (including approximately 8,000 customers acquired in the Seren acquisition) compared to a net gain of approximately 19,900 in the first quarter of 2005;

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first quarter 2006 net gains of high-speed Internet customers are approximately 126,000 (including approximately 13,200 customers acquired in the Seren acquisition) compared to a net gain of approximately 94,000 in the first quarter of 2005; and

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first quarter 2006 net gains of telephone customers are approximately 69,600 (including approximately 14,500 customers acquired in the Seren acquisition) compared to a net gain of approximately 9,900 in the first quarter of 2005.

Charter currently expects actual revenue for the first quarter 2006 of between $1.365 billion and $1.380 billion, which would represent an increase of approximately 7.5% to 8.5% compared to the same period in 2005.   Charter currently expects actual adjusted EBITDA for the first quarter 2006 to be essentially flat versus the same period in the prior year. The Company expects that operating expenses increased in the first quarter of 2006 over the first quarter of 2005, due in large part to increased programming expense as a result of annual rate increases, as well as higher costs associated with improved customer service levels and the increases in customers noted above. Adjusted EBITDA is a non-GAAP term; see the "Use of Non-GAAP Financial Metrics" section below for a definition of this term and additional information.

Capital expenditures for the first quarter of 2006 are currently expected to be between $235 million and $260 million, which would be higher than capital expenditures of $211 million during the same quarter in the prior year, but less than fourth quarter 2005 capital expenditures of $273 million. Capital expenditures for the full year 2006 are expected to be approximately $1.0 billion to $1.1 billion.

Information regarding certain financial performance measures not discussed herein, including net cash flows from operating activities and EBITDA, is not provided on the date hereof because the first quarter has only recently ended and reliable estimates of certain items used in the calculations of such measures are not yet available.

Use of Non-GAAP Financial Metrics

Charter uses certain measures that are not defined by GAAP (Generally Accepted Accounting Principles) to evaluate various aspects of its business. Adjusted EBITDA is a non-GAAP financial measure and should be considered in addition to, not as a substitute for, net cash flows from operating activities reported in accordance with GAAP. These terms as defined by Charter may not be comparable to similarly titled measures used by other companies.

Adjusted EBITDA is defined as income from operations before special charges, non-cash depreciation and amortization, gain/loss on sale or retirement of assets, asset impairment charges and option compensation expense. As such, it eliminates the significant non-cash depreciation and amortization expense that results from the capital-intensive nature of Charter’s businesses and intangible assets recognized in business combinations as well as other non-cash or non-recurring items, and is unaffected by Charter’s capital structure or investment activities. Adjusted EBITDA is a liquidity measure used by Charter’s management and the Board of Directors to measure Charter’s ability to fund operations and its financing obligations. For this reason, it is a significant component of Charter’s annual incentive compensation program. However, this measure is limited in that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues and the cash cost of financing. Charter’s management evaluates these costs through other financial measures.

Charter believes that adjusted EBITDA provides information useful to investors in assessing Charter’s ability to service its debt, fund operations, and make additional investments with internally generated funds. In addition, adjusted EBITDA generally correlates to the leverage ratio calculation under its credit facilities or outstanding notes to determine compliance with the covenants contained in the facilities and notes (all such documents have been previously filed with the United States Securities and Exchange Commission).

Certain Definitions Relating to Customer Statistics

Terms used in this Item 7.01 shall have the following meanings:

“Customers” include all persons our corporate billing records show as receiving service (regardless of their payment status), except for complimentary accounts (such as our employees). In addition, ''customers'' include persons whose accounts were over 60, 90 and 120 days past due in payment. We currently believe that the number of customers whose accounts were over 60 and 90 days past due in payment have decreased approximately 4% and 17%, respectively, from the fourth quarter of 2005, and that the number of customers whose accounts were over 120 days past due in payment have increased approximately 5% from the fourth quarter of 2005.

"Analog video customers'' include all customers who receive video services (including those who also purchase high-speed Internet and telephone services) but exclude customers who receive high-speed Internet service only or telephone service only and who are only counted as high-speed Internet customers or telephone customers.

Included within video customers are those in commercial and multi-dwelling structures, which are calculated on an equivalent bulk unit ("EBU'') basis. EBU is calculated for a system by dividing the bulk price charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service. The EBU method of estimating analog video customers is consistent with the methodology used in determining costs paid to programmers and has been consistently applied year over year. As we increase our effective analog prices to residential customers without a corresponding increase in the prices charged to commercial service or multi-dwelling customers, our EBU count will decline even if there is no real loss in commercial service or multi-dwelling customers.

"Digital video customers'' include all households that have one or more digital set-top terminals.

Cautionary Statement Regarding Forward-Looking Statements:

This report includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), regarding, among other things, our plans, strategies and prospects, both business and financial. Charter will not undertake to revise forward-looking projections to reflect events after this date. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Many of the forward-looking statements contained in this release may be identified by the use of forward-looking words such as "believe," "expect," "anticipate," "should," "planned," "will," "may," "intend," "estimated" and "potential," among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this report are set forth in reports or documents that we file from time to time with the SEC, and include, but are not limited to:

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the availability, in general, of funds to meet interest payment obligations under our debt and to fund our operations and necessary capital expenditures, either through cash flows from operating activities, further borrowings or other sources and, in particular, our ability to be able to provide under applicable debt instruments such funds (by dividend, investment or otherwise) to the applicable obligor of such debt;

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our ability to comply with all covenants in our indentures, bridge loan and credit facilities, any violation of which would result in a violation of the applicable facility or indenture and could trigger a default of other obligations under cross-default provisions;

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our ability to pay or refinance debt prior to or when it becomes due and/or to take advantage of market opportunities and market windows to refinance that debt through new issuances, exchange offers or otherwise, including restructuring our balance sheet and leverage position;

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our ability to sustain and grow revenues and cash flows from operating activities by offering video, high-speed Internet, telephone and other services and to maintain and grow a stable customer base, particularly in the face of increasingly aggressive competition from other service providers;

•	our ability to obtain programming at reasonable prices or to pass programming cost increases on to our customers;

•	general business conditions, economic uncertainty or slowdown; and

•	the effects of governmental regulation, including but not limited to local franchise authorities, on our business.

All forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by this cautionary statement. We are under no duty or obligation to update any of the forward-looking statements after the date of this report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, CCH II, LLC and CCH II Capital Corp. have duly caused this Current Report to be signed on their behalf by the undersigned hereunto duly authorized.

CCH II, LLC
Registrant
By: CHARTER COMMUNICATIONS, INC., Sole Manager

Dated: April 6, 2006

By:/s/ Grier C. Raclin Name: Grier C. Raclin Title: Executive Vice President and General Counsel

 CCH II CAPITAL CORP.
 Registrant

Dated: April 6, 2006

By:/s/ Grier C. Raclin Name: Grier C. Raclin Title: Executive Vice President and General Counsel